UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[ x ]    Soliciting Material Pursuant to Section 240.14a-12


                         STRONG HERITAGE RESERVE SERIES, INC.

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1.)  Title of each class of securities to which transaction applies:

        2.)  Aggregate number of securities to which transaction applies:

        3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

        4.)  Proposed maximum aggregate value of transaction:

        5.)  Total fee paid:


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                        ADDITIONAL QUESTIONS AND ANSWERS

Q: WILL MY STATUS AS A "NO IRA FEES FOR LIFE" CLIENT CHANGE AFTER THE REORGANIZATIONS?
A: No, all clients who have previously qualified for "No IRA Fees For Life" promotions will continue to receive these benefits after the reorganizations.

Q:   WILL I BE ELIGIBLE TO PURCHASE CLASS Z SHARES AFTER THE REORGANIZATIONS?
A: See pages 35 and 36 of the "load" proxy statement for an eligibility list. In addition, all shareholders who receive Class Z shares in the reorganization will be eligible to purchase additional Class Z shares of the applicable Wells Fargo Fund.

Q: CLIENT WANTS TO KNOW WHY INSTITUTIONAL SHARES HAVE LOWER EXPENSES THAN THAT OF INVESTOR CLASS SHARES.
A:   We provide the following in the proxy statement:

CLASS STRUCTURE. The Strong Funds may offer up to eight share classes (Investor, Advisor, Institutional, A, B, C, K, and Z). The Wells Fargo Funds may offer up to thirteen share classes (Investor, Investor-Liquidity Money Market Reserve, Administrator, Advisor, Institutional, Select, Service, Trust, A, B, C, D, and
Z), EACH WITH A DIFFERENT COMBINATION OF SALES CHARGES, FEES, ELIGIBILITY REQUIREMENTS AND OTHER FEATURES. Only the Investor Class, Advisor Class, Institutional Class, Select Class, Class C, Class K and Class Z shares are described in this Prospectus/Proxy Statement.

Shareholders holding the Institutional class do not have the same account features as certain other share class shareholders. For example, accepting a check for additional investments is not indicated for this share class; rather, additional investments are accepted via federal wire. You are not able to open an account by telephone with the Institutional class. Managing an account through automatic investment options is also not available for the Institutional class. These different service features correspond to different fees charged for this class of shares. The Administration Agreement for Institutional Class shares of a Fund indicates that for its services the Administrator (here Strong Investor Services, Inc, SIS) receives a fee from the Fund at the annual rate of 0.02% of the Fund's average daily net assets attributable to Institutional Class shares. This compares to the Administration Agreement for Investor Class shares, for example, where for its services SIS receives a fee from the Fund at the annual rate 0.28% of the Fund's average daily net assets. Similarly, the Administrator is paid a fee for its services as transfer and dividend disbursing agent for Institutional Class shares which is lower than for certain other share classes, as shown below:

         Investor Class/Class Z shares $27.00 annual open account fee, $4.20 annual closed account fee. Advisor Class shares 0.20% of the average daily net asset value of all Advisor Class shares. Institutional Class shares 0.015% of the average daily net asset value of all Institutional Class shares. Class C shares 0.20% of the average daily net asset value of all Class C shares. Class K shares 0.20% of the average daily net asset value of all Class K shares.

Q: I HAD A DISCUSSION WITH A CLIENT REGARDING THE CONTINGENT REDEMPTION FEES. HE UNDERSTANDS THE INFORMATION IN THE PROXY HOWEVER I COULD NOT TELL THEM THAT THIS WAS SET IN STONE. HIS QUESTION THAT HE HAS IS: IF WELLS DECIDES TO CHANGE THEIR MINDS ON ANY CONTINGENT REDEMPTION FEES, WILL HE BE NOTIFIED BEFOREHAND? HE THINKS THAT WITH HIS FUND, WE WILL START CHARGING A FEE EVEN THOUGH IN THE PROXY THIS FUND IS NOT ONE THAT WILL HAVE A CONTINGENT RED. FEE.
A: The information in the proxy statement regarding redemption fees is clear that shares of certain of the acquiring Funds purchased after the Reorganization will be subject to the new redemption fee and holding periods shown in the tables (see page 39 for the load proxy, and page 49 for the no-load proxy). It is not anticipated that any other Funds will be subjected to a redemption fee after the Reorganization. However, as is always the case, the SEC may promulgate a rule requiring all mutual funds (with certain limited exceptions) to charge redemption fees in the future. As you may know, the SEC has been discussing this possibility since the early part of 2004, and distributed a proposed rule on this topic on March 5, 2004. Nothing final has yet been issued, however.